Safe Harbor Financial
1526 Cole Blvd.
Suite 250
Golden, CO 80401

January 29, 2025

SENT VIA EMAIL: FaganD@partnercoloradocu.org

Partner Colorado Credit Union
6221 Sheridan Blvd.
Arvada, CO 80003

Re: Deferral Under Senior Secured Promissory Note

Dear Mr. Fagan –

This letter ("**Letter**") is intended to summarize our most recent discussions regarding the *Senior Secured Promissory Note* dated March 29, 2023 ("**Note**"), and executed by SHF Holdings, Inc. (as Borrower) and Partner Colorado Credit Union (as Lender).

Pursuant to Section 3 of the Note, Borrower is obligated to make monthly payments to Lender in accordance with the Amortization Schedule. As per our agreement: (a) Lender agrees to defer two (2) principal payments that would otherwise be due on or before February 5 and March 5, 2025, respectively; and (b) Lender and Borrower agree to utilize the revised and substituted Amortization Schedule attached hereto in connection with the Note from and after the date hereof (the "Deferral Period"). The interest portion of the Note payment shall remain due and owing during the Deferral Period as indicated in the attached Amortization Schedule. It is further agreed and understood that the failure to make one or both of the above-referenced principal payments will not constitute an Event of Default under the Note, nor otherwise result in a remedy to Lender not explicitly referenced in this Letter.

Additionally, during the Deferral Period the Borrower and Lender agree to engage in discussions to restructure the Note satisfactory to the parties. Each Party will pay its own costs and expenses incurred in connection with this Letter. This Letter supersedes any prior written or oral understanding or agreements between the Parties related to the subject matter hereof. This Letter may be amended, modified or supplemented only by written agreement of the Parties. This Letter may be executed in any number of counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

If you are in agreement with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this Letter in the space provided below and return an executed copy.

Sincerely,

SHF Holdings, Inc.

Terrance E. Mendez

Terrance E. Mendez

Agreed to and accepted:

Partner Colorado Credit Union

Douglas M. Fagan

Name: Doug Fagan
Title: President/CEO